Exhibit 21

Subsidiaries of The National Bank of Indianapolis Corporation

1.	The National Bank of Indianapolis, a national banking association organized under laws of the United States of America

2.	NBIN Statutory Trust I, a Connecticut statutory business trust (unconsolidated)